Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of VirtualScopics, Inc. on Form S-8 filed on November 29, 2007 (File Number 333-147718), October 1, 2009 (File Number 333-162253), and on Form S-3 filed on October 11, 2007 (File Number 333-146635) of our report dated March 21, 2012, with respect to our audits of the consolidated financial statements of VirtualScopics, Inc. and Subsidiary as of December 31, 2011 and 2010 and for the years then ended, which report is included in this Annual Report on Form 10-K of VirtualScopics, Inc. for the year ended December 31, 2011.

/s/ Marcum LLP

Marcum LLP

New York, NY

March 21, 2012